UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Media General, Inc.

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VOTE THE WHITE PROXY CARD TODAY

March 19, 2008

Dear Fellow Stockholder:

I am writing to you about a proposal recently put forward by a hedge fund called Harbinger, which seeks to replace three outstanding Media General Directors with its own hand-picked and, in our view, less-qualified candidates.

Your Board of Directors and I believe Harbinger’s nominees are not well-qualified and that its proposal is ill-advised and contrary to the interests of you and other Media General stockholders. Here’s why.

All Media General Directors Are 100% Focused

On Building Stockholder Value for You

Your Board and senior management are completely committed to increasing value for all Media General stockholders. We have a clear, consistent strategy for improving stockholder value and have been proactive in implementing strategic, operational and financial steps in response to the unprecedented challenges facing the newspaper and broadcast industries.

Specifically, we have:

•	a deep and research-driven understanding of our local markets;

•	a strong focus on customers;

•	a continually growing number of new, strategically relevant products and new sources of revenue;

•	a successful “Web-First” approach to local news reporting that is generating increased page views and visitors; and

•	new partnerships, diversification and regulatory gains that have strengthened and validated our convergence strategy.

We have dramatically reduced costs across the Company as we, and the rest of our industry, transition our business to be more Internet-focused and as Media General, in particular, responds to the currently depressed Florida economy.

Your Board and our dedicated employees have undertaken these steps with a strong sense of urgency and determination, focused always on long-term growth for our stockholders.

Harbinger’s self-serving action has created a costly and counterproductive distraction for the Company – and also for our customers, readers, subscribers and viewers. While claiming to have stockholder value in mind, Harbinger’s actions could in fact undermine our efforts to enhance stockholder value.

2007 Was Not a Good Year

We completely understand – and share – the frustration over our current stock price. In response, we have announced the sale of our interest in SP Newsprint and as many as five of our television stations to pay down debt. We also have diversified the Company with our acquisition of high-margin Internet businesses such as Blockdot and, most recently, DealTaker (a transaction we expect to complete next month).

We believe that steps like these, coupled with our own new revenue initiatives, are the way to build lasting value – even as we also continue to pare costs from our more mature businesses. While our Annual Report shows that there were bright spots in our 2007 performance, they were unavoidably overshadowed by the Florida economy, the weak performance of NBC (our most important network from a financial perspective) and the heightened pace at which classified advertising has shifted to the Internet.

It’s also clear that we have work to do relative to our peer media companies. Although our 2007 performance was near the middle of the group against which we measure ourselves, we also know that we have the right strategies, good markets (in the long term), and highly motivated employees who know how to deliver. We must continue to drive change in our businesses. We know that the middle of the pack isn’t good enough.

Your Board’s Nominees Are the Right Directors

for Media General and Its Stockholders

Your Board, as currently constituted, includes Directors with deep experience and interest in our business, our customers and our products. Two-thirds of your Board’s members are independent Directors. We are always willing to speak directly with stockholders – we do so regularly and frequently – to discuss any ideas they may have to improve our governance, our strategy, or the execution of that strategy.

We do not believe, however, that either you or the Company would be well-served if some of our Directors were to represent only the interests of a particular group or specific self-serving agenda. Rather, we believe that the Company and you, our stockholders, should continue to benefit from the collective wisdom of a Board of Directors acting responsibly and objectively in your best long-term interest.

Each of your Board’s nominees has made, and will continue to make, important contributions to our business in very specific ways and with a view to the long-term prospects of our business. I encourage you to review their experience and qualifications, which are described more fully in our Proxy Statement. In brief, the Board’s Class A nominees, whom Harbinger proposes to throw out, are:

Charles A. Davis

•	Chairman of the Company’s Compensation Committee

•	An accomplished executive with significant investment banking and business experience

•	A director of the Company since 1989

Rodney A. Smolla

•	Dean of the Washington & Lee University School of Law

•	A nationally recognized expert on constitutional law, the First Amendment, mass media and entertainment law

Walter E. Williams

•	Chairman of the Company’s Audit Committee

•	A noted economist and formerly the Chairman of George Mason University’s Economics Department, where he continues to serve as a professor

•	A frequent author and print, television and radio commentator

Harbinger’s Nominees Are NOT the Right Answer for Media General

Harbinger has launched a proxy fight to replace these three distinguished Directors. Harbinger has not provided any strategic plans (it says it’s “not ready”), nor has it said specifically what it would do differently from our current strategy. And, to be clear, we have asked Harbinger for those specifics. Far from being responsive and constructive, Harbinger initially failed even to respond to our repeated attempts to communicate for more than seven months. After being publicly embarrassed by that inexplicable behavior, a Harbinger employee now sporadically returns our telephone calls and has promised, in response to a long-standing invitation, to visit us in Richmond to learn about the Company.

This may seem “backwards” to some; legitimately so. But beyond Harbinger deciding to learn first-hand about your Company only after investing significant sums and starting a proxy contest, you’ll also see phrasing in Harbinger’s proxy statement to the effect that it started accumulating our stock last summer “because it believed that the shares represented an attractive investment.” However, in belatedly pointing out only now why it believes we have “lost focus,” Harbinger criticizes two small Internet-related investments we made years before (in 2003 and 2005), one of which has done quite well, and one of which hasn’t. So, once again, “backwards.”

In addition, Harbinger now criticizes our 2006 acquisition of four NBC television stations, saying that we “overpaid” for them. The fact is that television station transactions typically are judged on the basis of multiples of “broadcast cash flow.” And, as with nearly all things, it’s better to “buy low” and “sell high.” As we disclosed at the time, we bought these NBC stations at a broadcast cash flow multiple of less than 10.0x. At the same time, we sold stations that same year, including in places like Kansas and Iowa, for 15.0x broadcast cash flow.

These four NBC stations, in Birmingham, Ala., Columbus, Oh., Providence, R.I. and Raleigh, N.C., were a clear upgrade from the stations we sold in 2006. They serve three state capitals with state universities and one large-city market with a state university. Both the Columbus and Providence stations captured significant political revenues in 2006 and are doing so, and will continue to, in 2008.

Harbinger also criticizes us for having “lost . . . geographic focus.” In this, it again points to the Columbus and Providence stations, which were part of our 2006 NBC transaction. Harbinger apparently does not know or fails to appreciate that television stations often are sold in groups (which is how we came to own the Kansas and Iowa stations mentioned above).

Finally, Harbinger criticizes our pending acquisition of DealTaker, which while very small, will add immediately to our earnings and our cash flow. Precisely because DealTaker is a “social shopping portal,” as it is integrated into our websites, it will add viewers, and we believe its “social” elements can in time enhance the experience and sense of “community” of our local, on-line audiences. Perhaps it will come as no surprise to hear that Harbinger has never asked us about DealTaker.

These facts and Harbinger’s statements cannot be squared. Based on our research, Harbinger’s actions appear to be driven purely by its own agenda to seek a short-term return on its investment. Harbinger claims that its nominees have “a track record of advocating for, preserving and creating value for all shareholders.” It further claims that its nominees are “three very highly qualified individuals.”

In fact, our research indicates that the Harbinger nominees do not measure up to your Board’s nominees, or even to Harbinger’s own claims about them. Consider the following:

J. Daniel Sullivan

•	No newspaper or Internet experience

•	No apparent broadcast experience in the last four years

•

Two years ago, in connection with litigation in which Mr. Sullivan was backed by Harbinger and others in a failed plan to become the chief executive of Granite Broadcasting Corporation, a federal bankruptcy judge observed:

“It was also established that the last broadcast company operated by Sullivan had poor operating results, was overleveraged and was frequently in default under its credit facility.”

•	Owns no Media General stock

•

Mr. Sullivan also has a “resume problem.” In spite of Harbinger’s representation to the contrary in its January 24, 2008, letter to us (and filed with the SEC), Mr. Sullivan did not receive a degree from the University of Tennessee.

Eugene I. Davis

•	No newspaper or Internet experience

•

A “professional director” and regular Harbinger nominee to other companies’ boards. Research indicates that Mr. Davis currently serves on the boards of 12 public companies. In corporate governance parlance, Mr. Davis is already vastly “overboarded.”

•

In one of these companies (Salton), Harbinger is a significant (92%) stockholder. Harbinger also previously had invested in at least two other companies where Mr. Davis is, or was, on the board (Seracare and Oglebay Norton), but these details were curiously omitted from Harbinger’s disclosure.

•

Harbinger also submitted Mr. Davis as a hostile board nominee last year in a proxy contest at Ryerson Inc., whose stockholders ultimately rejected Harbinger and Mr. Davis. Again, Mr. Davis’ history with Harbinger was not disclosed to you.

•	Owns no Media General stock

F. Jack Liebau, Jr.

•	No industry experience

•	No experience as a director of a public company

It is extremely difficult to understand how these individuals could possibly contribute in a positive manner to Media General.

Your Board’s nominees are clearly superior in knowledge,

experience and commitment to act in the best long-term interests of all Media General stockholders.

The election of the Harbinger nominees would, in my view, seriously jeopardize the Company’s ability to build long-term, or even short-term, stockholder value.

Your Board is unanimously opposed to Harbinger’s nominees. We strongly urge you to DISCARD Harbinger’s green proxy card and, instead, to return the Board’s WHITE proxy card today.

Every stockholder’s vote is important, so please be sure to review our Proxy Statement and complete, sign, date and return your WHITE proxy card today.

On behalf of the entire Board and management team, thank you for your continuing interest and support.

Sincerely,

Marshall N. Morton

VOTE THE WHITE PROXY CARD TODAY

Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly mail your enclosed WHITE proxy card in the postage-paid envelope provided. Should you prefer, you may vote in person or may deliver your proxy by telephone or by the internet by following the instructions on your WHITE proxy card.

Media General’s Board of Directors strongly urges you not to sign any proxy cards sent to you by Harbinger. If you have previously signed a Harbinger proxy card, you can revoke it by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.

If you have any questions or need assistance in voting your shares, please call or contact our proxy solicitor, D.F. King & Co., Inc., which is assisting Media General, toll-free at (800) 487-4870 or by email at info@dfking.com.

Media General has filed with the Securities and Exchange Commission and is mailing to its stockholders a proxy statement in connection with its 2008 Annual Meeting. Media General stockholders are strongly advised to read the proxy statement and the accompanying white proxy card, as they contain important information. Stockholders may obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Media General with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Media General’s Internet website at www.mediageneral.com or by writing to Media General, Inc., P.O. Box 85333, Richmond, Virginia 23293. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, D.F. King & Co. at (800) 487-4870 toll-free or by email at info@dfking.com.

Information regarding the names, title and security holdings of individuals who are potential participants in the solicitation of proxies of Media General’s stockholders is contained in Media General’s proxy statement.